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                  INTEGRAMED(R) AMERICA CORPORATE COMPLIANCE PROGRAM

                 IntegraMed America Mission And Values Statement

         IntegraMed America, Inc. ("IntegraMed") offers products and services to patients, providers, payers and pharmaceutical manufacturers in the fertility industry. The IntegraMed Network is comprised of fertility centers in major markets across the United States, a pharmaceutical services subsidiary, a financial services subsidiary, the Council of Physicians and Scientists, and a leading fertility portal (http://www.integramed.com). Fertility centers have access to the Company's FertilityDirect,(TM) FertilityWeb, FertilityPurchase, FertilityMarKit, ARTWorks(R) Clinical, ARTWorks Financial and FertilityPracticeOps services.. Certain of the fertility centers, in addition to having access to these services, have access to a full range of services, under the Company's FertilityPartner Program, including: (i) administrative services, including accounting and finance, human resources functions, and purchasing of supplies and equipment; (ii) access to capital; (iii) marketing and sales; (iv) integrated information systems; (v) assistance in identifying best clinical practices; and (vi) laboratory services (collectively, "Business Services").

         IntegraMed expects its Board of Directors, officers and employees ("IntegraMed Representatives") to recognize their duty to comply with applicable laws and regulations. While IntegraMed must compete vigorously to maximize profits, it must at the same time do so in strict compliance with all laws and regulations applicable to its activities. The long-term economic well-being of IntegraMed ultimately depends on respect and confidence in the manner in which IntegraMed Representatives conduct IntegraMed business. Our success and integrity in the marketplace is dependent upon adhering to the highest standards of conduct and is ultimately the best assurance that IntegraMed will continue to grow and remain profitable.



















       Copyright(C)2002-2004 IntegraMed America, Inc. All Rights Reserved.


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                           PURPOSE OF CORPORATE COMPLIANCE PROGRAM

         Our Corporate Compliance Program provides guidance to all IntegraMed Representatives in carrying out our daily activities within appropriate ethical and legal standards. These obligations apply to relationships with shareholders, customers, patients, providers, third-party Payers, subcontractors, independent contractors, suppliers and one another. The Corporate Compliance Program is an all-encompassing effort to ensure that IntegraMed is in compliance with all applicable federal and state laws. The Compliance Program requires that all IntegraMed Representatives abide by the Compliance Program and all IntegraMed policies and procedures. Under the Corporate Compliance Program, a Compliance Officer has been appointed to ensure that IntegraMed Representatives adhere to this Corporate Compliance Program and the additional IntegraMed policies and procedures contained within the Corporate Compliance Program. The Corporate Compliance Officer shall take appropriate action against violators of any such laws, regulations, this Corporate Compliance Program or any IntegraMed policies and procedures. The Compliance Officer may appoint a Compliance Committee to assist him or her in ensuring compliance with this Corporate Compliance Program. This Corporate Compliance Program is intended to be a statement that is comprehensive and easily understood. In some instances the Corporate Compliance Program deals fully with the subject covered; in some instances there are additional IntegraMed policies and procedures referenced where additional guidance is provided. Any doubts whatsoever as to the propriety of a particular situation, whether or not it is addressed in this Corporate Compliance Program, should be reported. Decisions regarding requests for interpretation of or exception to this Corporate Compliance Program may be made only below the Board of Directors by the Compliance Officer.

         Every IntegraMed Representative is required to understand and comply fully with both the rules and approval procedures established by this Corporate Compliance Program. Any IntegraMed Representative violating any provision of this Corporate Compliance Program will be subject to disciplinary action, up to and including discharge from employment. In addition, promotion of and adherence to this Corporate Compliance Program and to the Corporate Compliance Program will be one criteria used in evaluating the performance of supervisors, managers and other employees. To the extent that any additional policies are set forth in any IntegraMed manual, those policies should be consistent with the Corporate Compliance Program. In event of any inconsistency, this Corporate Compliance Program shall govern. The Corporate Compliance Program shall be periodically revised to reflect any changes in the law. It shall be the responsibility of the Compliance Officer to ensure that such information is disseminated to IntegraMed Representatives and IntegraMed Representatives will be responsible for familiarizing themselves with such changes.

                           LEADERSHIP RESPONSIBILITIES

         While all IntegraMed Representatives are obligated to follow the Corporate Compliance Program and any other IntegraMed policies and procedures, we expect our leaders to set the example. They must ensure that those under their supervision have sufficient information to comply with laws, regulations, and policies. They must help to foster a culture within IntegraMed, which promotes the highest standards of ethics and compliance. This culture must


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encourage everyone in the organization to raise concerns when they arise. We must never sacrifice ethical and compliant behavior in the pursuit of business objectives. Any questions concerning this Corporate Compliance Program should be directed to IntegraMed's Corporate Compliance Officer or the General Counsel who will answer questions regarding this Corporate Compliance Program and any other IntegraMed policies and procedures contained within the Corporate Compliance Program.

            COMPLIANCE AND RELATIONSHIPS WITH OUR HEALTHCARE PARTNERS

A.  PATIENTS

         1.  Patient Care and Rights

         IntegraMed is committed to conducting its business in a manner that values the rights of fertility center patients. IntegraMed shall only provide products and services to physician groups that provide quality healthcare to all patients. We believe that all patients should be treated with respect and dignity. IntegraMed Representatives at Reproductive Science Centers are expected to assist physicians in obtaining appropriate informed consents. Consistent with its insurance carrier requirements, IntegraMed works with Reproductive Science Centers to facilitate the informed consent process. Any new consents or revisions to existing consents need to be approved by IntegraMed's Director of Clinical Services and General Counsel, if the Reproductive Science Center is insured under IntegraMed's medical malpractice coverage. IntegraMed recommends that all Reproductive Science Centers provide patients with a patient satisfaction survey.

         References:       Reproductive Science Center Book #7 "Consents"

                           PSP #5201 "Consents"

         2.  Patient Information

         Reproductive Science Centers collect information about patients' medical condition, history, medication, and family illnesses to provide the best possible care. IntegraMed realizes the sensitive nature of this information and is committed to maintaining its confidentiality. IntegraMed Representatives, on behalf of Reproductive Science Centers, are not to release or discuss patient specific information with others unless it is authorized by a patient or required by law. One of the Reproductive Science Centers' patient's basic rights, among others, is the right to privacy. IntegraMed takes this right very seriously. So does the Federal government. The Health Insurance Portability and Accountability Act (HIPAA) is a Federal statute which mandates that a patient's Protected Health Information ("PHI") be protected by Reproductive Science Centers. As an IntegraMed Representative, it is imperative that you honor each patient's right to privacy and protect each patient's PHI according to the policies and procedures established for your Reproductive Science Center.



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         As a part of IntegraMed America's Corporate Compliance Program,
IntegraMed has established a HIPAA Code of Conduct, which sets forth the standards of conduct that all IntegraMed Representatives are expected to follow. Everyone should adhere to both the spirit and the language of the HIPAA Code in order to avoid any conduct that might violate HIPAA or give the appearance of violating HIPAA.

         IntegraMed America does not, and will not, tolerate any form of unlawful behavior by anyone associated with the Company. We expect and require all IntegraMed Representatives to maintain the confidentiality and security of each patient's PHI in accordance with HIPAA standards and company policies and procedures. To ensure that these expectations are met, the HIPAA Code of Conduct is an integral part of IntegraMed America's corporate mission and business operations.

It is your duty to:

o        Understand the HIPAA Privacy and Security Rules
o Understand your responsibilities under IntegraMed's HIPAA-related policies and procedures o Understand Patient's Privacy rights and your role in protecting Patient Health Information o Not use or disclose a patient's PHI except as permitted under HIPAA and as required to do your job. o Understand the penalties for not complying

IntegraMed has appointed a Corporate Privacy Officer and local Privacy Officers at each Reproductive Science Center under the Company's HIPAA Code. If you have any questions or concerns about protecting each patient's health information, please contact your supervisor, your local Privacy officer, or the IntegraMed America Corporate Privacy Officer.

         References:       HIPAA Code of Conduct and HIPAA PSPs

B.  AFFILIATED PHYSICIANS

         Any business arrangement with a physician must be structured to ensure compliance with all federal and state legal requirements. Such arrangements must be in writing and approved by the General Counsel.

C.  CLINICAL LABORATORIES

         Any business arrangement with a clinical laboratory must be structured to ensure compliance with all federal and state requirements. Such arrangements must be in writing and approved by the General Counsel.

D.  HEALTHCARE PROVIDERS

         1.  Self Referrals and Kickbacks

         As a participant in the health care industry, IntegraMed's operations and its relationship with the Reproductive Science Centers and other fertility centers are subject to extensive and increasing regulations by various


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governmental entities at the Federal, state and local levels. These include, but are not limited to, Federal and state Anti-kickback Laws, Federal and state Self-Referral Laws, False Claim Laws, Federal and State Controlled Substances laws and regulations and Anti-Trust Laws. The Stark Bill, 42 U.S.C. 1395nn, prohibits a physician from making a referral to an entity for the furnishing of a designated health service reimbursed by a federal or state healthcare program, including but not limited to Medicare and Medicaid, if the physician or a member of the physician's immediate family has a financial relationship with that entity. The Stark Bill also prohibits an entity from presenting or causing to be presented a claim for a designated health service that has been rendered as a result of a prohibited referral. The federal anti-kickback statute, Section 1128B(b) of the Social Security Act makes it a felony, punishable by both criminal and civil penalties, including exclusion from Medicare or other federal and state healthcare programs, for IntegraMed and IntegraMed Representatives to offer, pay, solicit or receive "remuneration" as an inducement to generate business payable by Medicare or other federal and state healthcare programs. Any business arrangements with physicians and suppliers must be structured to ensure compliance with all federal and state legal requirements. Such arrangements must be in writing and reviewed by the General Counsel.

         Some states have enacted legislation similar to the Stark Bill which allows states to pursue individuals and businesses at the state level for violations of state Anti-Kickback or Anti-Referral Statues. Therefore, even though Reproductive Science Centers are not participants in the Medicare or Medicaid Programs, it should not be assumed that a kickback or self-referral is acceptable. All such conduct is prohibited and is a violation of IntegraMed's Business Conduct Policy.

         2.  License and Certification Renewals

         All IntegraMed Representatives in positions which require professional licenses, certifications or other credentials are responsible for maintaining the current status of their licensure and credentials as mandated by federal and state law. Periodically, IntegraMed will verify that all physicians employed at Reproductive Science Centers are properly licensed and are authorized by the United States Drug Enforcement Agency to prescribe all pharmaceuticals required in connection with the provision of infertility services.

         3.  Ethical Guidelines for Assisted Reproductive Technology

         Ethical considerations involving assisted reproductive technology should be made according to the American Society of Reproductive Medicine for all medical procedures practiced throughout the Reproductive Science Centers.

         In accordance with our Agreements with Reproductive Science Centers, Reproductive Science Centers are obligated to account to patients and arrange for the storage or disposal of tissue specimens, embryos or biological material in accordance with patient consent forms and the ethical guidelines of the American Society of Reproductive Medicine.

     References:   Reproductive Science Center Management or Service Agreement

                   Reproductive Science Center Book #7 "Consents"



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                   PSP # 5201 "Consents"

                   PSP #5402 "Management of Cryopreserved Embryos"

                   PSP #5101 "Ethical Guidelines for ART"


                         DEALING WITH ACCREDITING BODIES

         IntegraMed is committed to cooperating with and satisfying the standards of applicable accrediting bodies. IntegraMed Representatives will deal with all accrediting bodies in a direct, open and honest manner. No action should ever be taken in relationships with accrediting bodies that would mislead the accrediting agency or its survey team, either directly or indirectly.

                               THIRD-PARTY PAYERS

         IntegraMed Representatives are expected to ensure that all billings to government and private insurance payers reflect truth and accuracy and conform to all pertinent federal and state laws and regulations. IntegraMed prohibits any IntegraMed Representative from knowingly to present or cause to be presented claims for payment or approval which are false, fictitious or fraudulent. IntegraMed Representatives at Reproductive Science Centers are expected to assist physicians in ensuring that the CPT codes used, diagnosis and treatment rendered are consistent and accurate. IntegraMed Representatives shall cooperate with the Corporate office regarding the billing process and shall participate in any audits conducted to ensure proper billing.

                                 GENERAL MATTERS

         All IntegraMed Representatives shall comply with all federal, state and local laws and regulations. Examples of laws applicable to IntegraMed's business include, but are not limited to, the following subjects: certificates of need, licenses, permits, accreditation, access to treatment, consent to treatment, medical-record keeping, access to medical records and confidentiality, patients' rights, quality assurance, corporate practice of medicine restrictions, and fee splitting. Additionally, IntegraMed is subject to and shall comply with the numerous other laws, including, but not limited to Laws prohibiting discrimination, the Occupational Safety and Health Act
  (OSHA), the Fair Labor Standards Act (FLSA), the Equal Pay Act (EPA), etc., which are addressed throughout this Corporate Compliance Program and in the other IntegraMed policies and procedures.

         IntegraMed shall review all material contracts to which it is a party, biennially or sooner in the event of any legal or regulatory change, to ensure compliance with applicable federal and state laws. IntegraMed's General Counsel or his or her designee shall be responsible for conducting such contract review.

         When considering entering into an affiliation, merger or acquisition, or joint venture, IntegraMed's General Counsel shall conduct due diligence to ensure that any potential business partner is in compliance with all applicable federal and state laws.


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         References:       Due Diligence Manual

                           PSP #3040 "Contract Legal Review"


                                    TAX LAWS

         IntegraMed is a taxpayer. For example, it pays taxes on its income, on the privilege of doing business, payroll taxes, and on the value of the property it owns. Taxes are paid to federal, state, county, and local governments. As a taxpayer, IntegraMed is required by law to file accurate reports and tax returns with applicable federal, state and local governments. Because it is required to pay taxes, IntegraMed must maintain proper records that accurately explain its activities that are subject to taxes.

         Any IntegraMed Representatives whose job it is to prepare and submit tax reports and tax returns on behalf of IntegraMed is expected to exercise due care in the collection of information included in the reports and returns. "Due care" means making certain that the information is complete and accurate. Employees and agents are expected to include accurately and correctly this information in the filings to avoid misrepresentations or inaccuracies.

         Tax returns and filings are to be made on a timely basis, by the date required by applicable law for filing, unless an extension of the due date has been obtained on behalf of IntegraMed.

         In connection with those business activities of IntegraMed that are subject to taxes, employees and agents of IntegraMed are expected to create and maintain accurate and complete records of their business activities that explain the amount of tax which IntegraMed may owe.

         IntegraMed Representatives will at all time conduct their dealings with government taxing authorities in an honest and ethical manner.

                               POLITICAL ACTIVITY

         No IntegraMed Representatives is to engage in any political activity on behalf of IntegraMed.

         No IntegraMed Representative may make any agreement to contribute any money, property or services of any IntegraMed Representative at IntegraMed's expense to any political candidate, party, organization, committee or individual. IntegraMed Representatives may personally participate in and contribute to political organizations or campaigns, but they must do so as individuals, not as representatives of IntegraMed, and they must use their own funds.


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                  BUSINESS INFORMATION AND INFORMATION SYSTEMS

  A.  CONFIDENTIAL INFORMATION

         Confidential information about IntegraMed's strategies and operations is a valuable asset. It is IntegraMed's policy to control closely the dissemination of IntegraMed's proprietary information, including but not limited to, technical, scientific and business information. Except as authorized by IntegraMed's Senior Management, General Counsel or required by law, IntegraMed Representatives shall not disclose any confidential information to any outside party including, but not limited to, the following: personnel data, patient lists and clinical information, pricing and cost data, information pertaining to acquisitions, affiliations and mergers, financial data, strategic plans, marketing strategies, employee lists, supplier and subcontractor information, fee books and proprietary computer software. In the event an IntegraMed Representative is requested or required (by oral questions, interrogatories, subpoena, civil investigative demand or similar process) to disclose any information relating to IntegraMed's operations, the IntegraMed Representative will provide IntegraMed's General Counsel with notice of such request(s) within twenty-four (24) hours (or sooner, if possible) so that IntegraMed may seek an appropriate protective order and/or waive the IntegraMed Representative's compliance with this standard. If an IntegraMed Representative is required to disclose the information or else stand liable for contempt or suffer other censure or penalty, and in the absence of either a protective order or receipt of a waiver from IntegraMed's Compliance Officer or General Counsel, the IntegraMed Representative may disclose such information.

         IntegraMed also works with proprietary data of suppliers, affiliates and joint venture partners. This is an important trust that must be discharged with due care for IntegraMed to be afforded the continued confidence of its suppliers, affiliates and joint venture partners. No IntegraMed Representative shall disclose confidential or proprietary information of such suppliers, affiliates and joint venture partners without IntegraMed's Senior Management authorization, after consultation with IntegraMed's General Counsel.

         Any information that an IntegraMed Representative obtained from a prior employer that an IntegraMed Representative believes is confidential and proprietary to that employer can neither be used in the course of an IntegraMed Representative's duties at IntegraMed nor disclosed to any of the business personnel. If an IntegraMed Representative has a question as to whether certain information previously obtained from a prior employer is confidential and proprietary to that employer, such concerns or questions should be raised only with the General Counsel and not reveal such information to any other business personnel.

  B.  TRADE NAMES

         IntegraMed Representatives shall not use any service names, trademark names and logos of IntegraMed for any unapproved uses. IntegraMed Representatives shall not use any service names, trademark names and logos of any other company or entity unless proper approval is obtained from the applicable owner.


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  C.  ACCURATE BOOKS AND RECORDS

         IntegraMed shall maintain accurate books and records. IntegraMed shall comply with all federal and state laws concerning maintaining accurate books and records.

  D.  FINANCIAL REPORTING AND RECORDS

         IntegraMed's financial records serve as a basis for managing IntegraMed and are important in meeting our obligations to our affiliates, joint venture partners, shareholders and suppliers. Applicable laws and IntegraMed policy require that all books and records accurately and fairly reflect transactions and the dispositions of assets. All financial information must reflect actual transactions and conform to generally accepted accounting principles.

         IntegraMed expects and requires that any and all of its Representatives, contractors, subcontractors, and agents engaged in the auditing and reporting of its financial statements will conduct themselves in an ethical manner and in accordance with generally accepted auditing and professional standards.

         IntegraMed expects and requires that any and all of its Representatives, contractors, subcontractors, and agents involved in the reporting of financial information, including periodic reports filed with the Securities and Exchange Commission (the "SEC"), earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, fairly present in all material respects the financial condition and results of operations of IntegraMed and that such disclosures are made in a full, fair, accurate, timely, and understandable way.

         IntegraMed cannot and will not tolerate behavior by any of its Representatives, contractors, subcontractors, or agents that would result or does result in a financial report that contains untrue statements of a material fact or omits material facts that render any portion of that report misleading.

         IntegraMed cannot and will not tolerate behavior by any of its Representatives, contractors, subcontractors, or agents that violates or is intended to violate any rule or regulation of the SEC, or any provision of applicable state or Federal law relating to fraud against shareholders.

         All financial records and documents are to be maintained in accordance with the retention periods provided for in the Company's Document Retention Policy.

         References:       PSP #2003 "Accounts Payable Policy"

                           PSP #3070 "Document Retention Policy"


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  E.  ELECTRONIC SYSTEMS

         Electronic forms of communication and information exchange are an integral part of our business. IntegraMed encourages the use of these electronic systems because they facilitate the work which IntegraMed does. All communications systems, electronic mail, intranet, Internet access, or voice mail are the property of IntegraMed and are to be primarily used for business purposes. All electronic communication systems and all information transmitted by, received from, or stored in these systems are the property of IntegraMed. IntegraMed Representatives shall have no expectation of privacy in connection with the use of this equipment or with the transmission, receipt, or storage of information in this equipment. Highly limited reasonable personal use of the IntegraMed communications systems is permitted; however, one should assume that these communications are not private. Patient or confidential information should not be sent through the intranet or the Internet until such time that its confidentiality can be assured. Similarly, IntegraMed's business information and Confidential Information, as defined above, should not be sent through the Internet to the Representative's home or to any personal e-mail addresses.

         IntegraMed reserves the right to access periodically, monitor, and disclose the contents of e-mail and voice mail messages. Access to and disclosure of individual employee messages may only be done with the approval of the Corporate Compliance Officer.

         IntegraMed does not tolerate the use of internal communication channels or access to the Internet at work to post, store, transmit, download, or distribute any threatening; knowingly, recklessly, or maliciously false; or obscene materials including anything constituting or encouraging a criminal offense, giving rise to civil liability, or otherwise violating any laws. Additionally, these channels of communication may not be used to send chain letters, personal broadcast messages, or copyrighted documents that are not authorized for reproduction; nor are they to be used to conduct a job search or open misaddressed mail.

                   WORKPLACE CONDUCT AND EMPLOYMENT PRACTICES

  A.  REPORTING TIME AND EXPENSES

         All IntegraMed Representatives who submit time sheets, or sign a time log in/log out form must be careful to do so in a complete, accurate and timely manner to ensure that such forms accurately reflect the hours worked. This requirement also applies to e-time recording. No employee shall log in/log out for another employee.

         An IntegraMed Representative's signature on a time sheet or log in/log out form or use of any e-time recording method is a representation that the time sheet, log in/log out form or e-time recording accurately reflects the number of hours worked.

         All Representatives who submit expense reports shall do so in a complete, accurate, and timely manner in accordance with IntegraMed's policies and procedures. A manager's signature on a time sheet or expense report is a representation that it has been reviewed and that safeguards have been put in place to verify the validity of the hours or expenses reported and the correctness of the allocation of the hours.

         Reference:        PSP #2002 "Travel and Entertainment Policy"



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  B.  CONTROLLED SUBSTANCES

         Some IntegraMed Representatives routinely have access to prescription drugs, controlled substances, and other medical supplies. Many of these substances are governed by state and federal laws and regulations. It is extremely important that these items be administered, stored and disposed of properly and only by authorized individuals to minimize risks. If you become aware of the diversion of drugs from a Reproductive Science Center or other location, or illegal use, you should report the incident immediately to your Supervisor or the Corporate Compliance Officer.

         Some IntegraMed Representatives routinely have access to prescription pads. All such IntegraMed Representatives are strictly prohibited from prescribing any medication except under the specific authorization of a medical doctor unless the IntegraMed Representative is licensed to prescribe medication. Under the circumstances where an IntegraMed Representative is licensed to prescribed medications, the IntegraMed Representative's prescriptive authority is limited to and dictated by those medications delineated in the IntegraMed Representative's Collaborative Agreement with the particular physician. Under no circumstances shall an IntegraMed Representative prescribe any medication for personal or family use by written prescription, fax or telephone order.

C.  CONFLICT OF INTEREST

         IntegraMed Representatives owe a duty of undivided and unqualified loyalty to IntegraMed. Such individuals may not use their positions to profit personally or to assist others in profiting in any way at the expense of IntegraMed.

         IntegraMed Representatives are expected to regulate their activities so as to avoid actual impropriety and/or the appearance of impropriety which might arise from the influence of those activities on business decisions of IntegraMed, or from disclosure or private use of business affairs or plans of IntegraMed.

         Reference:        PSP #3020- Conflicts of Interest

         1.  Outside Financial Interests

         While not all inclusive, the following will serve as a guide to the types of activities by an IntegraMed Representative, or household member of such person, which might cause conflicts of interest:

(a) Ownership in or employment by any outside concern which does business with IntegraMed. This does not apply to stock or other investments held in a publicly held corporation, provided the value of the stock or other investments does not exceed 5% of the corporation's stock. IntegraMed may, following a review of the relevant facts, permit ownership interests which will not adversely impact IntegraMed's business interest or the judgment of the IntegraMed Representative.



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(b) Conduct any business not on behalf of IntegraMed, with any vendor, supplier, contractor, or agency, or any of their officers or employees. (c) Representation of IntegraMed by an IntegraMed Representative in any transaction in which he or she or a household member has a substantial personal interest.

(d) Disclosure or use of confidential, special or inside information of or about IntegraMed, particularly for personal profit or advantage of the IntegraMed Representative or a household member.

(e) Competition with IntegraMed by an IntegraMed Representative, directly or indirectly, in the purchase, sale or ownership of property or property rights or interests, or business investment opportunities.

         2.  Services for Competitors/Vendors

         No IntegraMed Representative shall perform work or render services for any competitor of IntegraMed or for any organization with which IntegraMed does business or which seeks to do business with IntegraMed outside of the normal course of his/her employment with IntegraMed without the approval of the President of IntegraMed. Nor shall any such IntegraMed Representative be a director, officer, or consultant of such an organization, nor permit his/her name to be used in any fashion that would tend to indicate a business connection with such organization.

         3.  Participation on Boards of Directors/Trustees

         An IntegraMed Representative must obtain approval from IntegraMed's President prior to serving as a member of the Board of Directors/Trustees of any organization whose interests may conflict with those of IntegraMed. Officers, Directors and employees must also confer with the President of IntegraMed prior to serving on the Board of any SEC reporting company.

         An IntegraMed Representative who is asked, or seeks to serve on the Board of Directors/Trustees of any organization whose interest would not impact IntegraMed (for example, civic, charitable, fraternal and so forth) will not be required to obtain such approval.

         IntegraMed retains the right to prohibit membership on any Board of Directors/Trustees where such membership might conflict with the best interests of IntegraMed.

         Questions regarding whether Board participation might present a conflict of interest should be discussed with IntegraMed's Corporate Compliance Officer.



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D.  HONORARIA

         IntegraMed Representatives are, with the approval of the applicable IntegraMed Vice President, encouraged to participate as faculty and speakers at educational programs and functions. However, any honoraria in excess of One Thousand Dollars ($1,000.00) shall be turned over to IntegraMed unless the employee used paid time off to attend the program or for that portion of the program for which the honoraria is paid.

         References:       PSP #3020 Conflict of Interest

                           Conflict of Interest Disclosure Statement

        E.  ANTI- HARASSMENT OR DISCRIMINATION

         IntegraMed shall not tolerate harassment in the workplace. It is the policy of IntegraMed to promote a productive work environment and not to tolerate verbal or physical conduct by any employee that harasses, disrupts, or interferes with another's work performance or that creates an intimidating, offensive or hostile environment. There shall be no form of discrimination on the basis of sex, race, disability, age, religion, ethnic origin or any other classification prohibited by law. Each allegation of harassment or discrimination will be promptly investigated in accordance with IntegraMed policies and procedures. IntegraMed shall comply with all laws, regulations, and policies relating to non-discrimination in all personnel actions. Such actions include hiring, transfers, terminations, evaluations, recruiting, compensation, corrective action, discipline, and promotion. No one shall discriminate against any individual with a disability with respect to a qualified individual regarding any offer, or term or condition, of employment. IntegraMed shall make reasonable accommodations to the known disabilities of otherwise qualified individuals.

  F.  HEALTH AND SAFETY

         IntegraMed is committed to providing a safe environment for IntegraMed Representatives and patients. All IntegraMed Representatives should be familiar with all safety policies relevant to their specific job responsibilities. All IntegraMed Representatives must promptly advise Reproductive Science Center Managers or in the case of the Corporate Office, the Director of Human Resources, of any workplace injury or any situation presenting danger to ensure that corrective action is taken.

      Reference:  Medsafe Hazard Communication & Exposure Control Program Manual

  G.  COMMITMENT TO FAIRNESS

         IntegraMed recognizes that its greatest strength lies in the talent and ability of its IntegraMed Representatives. It is IntegraMed's policy to provide equal opportunity for employment and advancement on the basis of ability and aptitude without regard to race, sex, disability, age, religion, ethnic origin or any other classification prohibited by law, except where age, sex or physical status is a bona fide occupational qualification.

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

  H.  ENVIRONMENTAL

         IntegraMed is committed to conducting its business in a manner that values the environment. We will comply with all applicable environmental laws and operate with the necessary permits, approvals and contracts. Representatives must use company equipment and handle, including the transportation thereof in Interstate Commerce, store and dispose of hazardous materials and bio-hazardous waste (including medical waste) in accordance with applicable law and with IntegraMed's established policies and procedures.

         Representatives should immediately notify IntegraMed's Director of Risk Management of any conditions that are perceived to violate environmental, safety or health laws or regulations, or that pose a danger to the environment, our employees or the communities in which we operate.

     Reference:   Medsafe Hazard Communication & Exposure Control Program Manual

  I.  REFRAINING FROM SUBSTANCE ABUSE AND WORKPLACE VIOLENCE

         It is the policy of IntegraMed to provide IntegraMed Representatives and patients with a working environment that is free of alcohol and substance abuse, and physical abuse.

  J.  SECURITIES/INSIDER TRADING

         Because IntegraMed's stock is publicly traded, IntegraMed Representatives are prohibited from trading or recommending the trading of IntegraMed's stock or other securities, or the securities of other companies with which IntegraMed has business relationships, when they possess "material inside information" about IntegraMed or the other company.

         Material inside information is non-public information about IntegraMed that a reasonable investor would consider important in making a decision to buy, sell or hold IntegraMed stock. This includes, for example, non-public information on earnings, changes in dividend rates, significant gains or losses of business, tender offers, significant acquisition or divestiture negotiations, or the hiring or firing or resignation of a Director or Officer of the company.

         Disclosing nonpublic material information, acting on such information, or recommending others to act based on the information may violate rules covering insider trading laws and could subject a violator to civil and/or criminal liability. To avoid this risk:

         1. Do not buy or sell IntegraMed stock or options when you have material inside information about IntegraMed.

         2. Do not transfer account balances or change allotments or investment directions if you invest in IntegraMed stock through any company plans when you have material inside information about IntegraMed.

          3. Do not pass on material inside information about IntegraMed to friends, relatives, or others. If you do pass on inside information and the listener uses it to trade in securities, it may violate an insider trading law and could subject you to civil and/or criminal liability.

          4. Do not suggest to friends, relatives, or others that they should trade in IntegraMed stock or options when you have material inside information about IntegraMed.

          5. Do not discuss material inside information with co-workers, except to the extent that it is necessary for you to do your job.

         These same rules apply if you have material inside information about another publicly- traded company.

         Any questions you may have regarding the applicability of the securities laws to our business practices should be referred immediately to the General Counsel.

         Because IntegraMed's stock is publicly traded, employees should not discuss any matters concerning IntegraMed with members of the financial community or press. Improper dissemination of information concerning IntegraMed can subject IntegraMed or the individual to civil or criminal liability for fraudulent, manipulative or deceptive practices in connection with the purchase and sale of IntegraMed's stock. Therefore, no IntegraMed Representative should have any conversations with members of the financial community, including analysts, brokers, dealers, traders, shareholders and others, or members of the press, including newspaper, radio, television and Internet, concerning any matters affecting IntegraMed. In particular, no IntegraMed Representative should have any conversations with the financial community or press concerning favorable or adverse developments affecting IntegraMed, including information on earnings, changes in dividend rates, significant gains or losses of businesses, tender offers, significant acquisition or divestiture negotiations, or the hiring, firing or resignation of a Director or Officer of the company. If you receive a phone call or are approached by a member of the financial community or press, you should refer that person to the President & Chief Executive Officer or the Senior Vice President & Chief Financial Officer who are the spokespersons for IntegraMed and shall have all conversations and dealings with the financial community and press concerning IntegraMed. Any questions you may have concerning dealings with the financial community or press should be referred immediately to the President or Chief Financial Officer.

         Reference:        PSP #3100 "Insider Trading in Company Securities"

K.    COMPANY INFORMATION SYSTEM AND HUMAN RESOURCES INFORMATION SYSTEM

         Most employees have access to the Company's Information System in connection with performing their jobs. The Company's Information System requires a password in order for persons to access the system. It is against Company policy for employees to share passwords used to access this Information System or to use another's password to access the System.

         Some employees have access to the Company's Human Resources Information System ("HRIS") as part of their job responsibilities. Such employees are expected to guard with the highest level of confidentiality all information in the HRIS. Persons responsible for imputing information in HRIS are expected to input such information in a timely fashion so that required new hire and terminated employee information can be managed properly.

                        RESEARCH AND DEVELOPMENT PROGRAMS

         All Reproductive Science Centers are encouraged to participate in network-wide or multi-site clinical projects that advance new technology from research environments to clinical settings. We expect all IntegraMed Representatives to follow high ethical standards in any research conducted. We do not tolerate intentional research misconduct. Research misconduct includes making up or changing results or copying results from other studies without performing the research. Informed consent must be obtained from any patient asked to participate in a research project.

         All IntegraMed Representatives applying for or performing research of any type are responsible for maintaining the highest ethical standards in any written or oral communications regarding their research projects as well as following appropriate research guidelines. As in all accounting and financial record keeping, our policy is to submit only true, accurate, and complete costs related to research grants.

         Information, know-how, data and analysis from or about research and development projects are proprietary to, and owned by, IntegraMed and are not to be discussed, disseminated to, or shared with, any one outside IntegraMed without specific written authorization from an officer of IntegraMed qualified to make such authorization.

         References:   PSP #6001 "Research and Development Project Policy"

                       PSP #6002 "Approval of Material From IntegraMed Employees
                                  Prior to Publication or Distribution"

                       PSP #6003  "Approval   of   Materials   from  Outside
                                   Investigators for Publication"


                        FRAUD AND SIMILAR IRREGULARITIES

         IntegraMed Representatives are expected to conduct themselves with honesty and integrity. Fraudulent activity is prohibited. Fraud includes, but is not limited to, such actions as any:
          1. Dishonest or deceptive act;
          2. Embezzlement;
          3. Forgery or alteration of negotiable instruments such as IntegraMed checks and drafts;
          4. Misappropriation of IntegraMed, employee, customer, Reproductive Science Center or supplier assets;

          5. Conversion to personal use of cash, securities, supplies or any other IntegraMed asset;

          6. Unauthorized handling or reporting of IntegraMed transactions; and

          7. Falsification of IntegraMed records or financial statements for personal or other reasons.

         Prohibited fraudulent activity includes actions committed by any person who injures suppliers and customers, as well as those which injure IntegraMed.

         Any employee or agent who suspects that any fraudulent activity may have occurred is required to report such concern to the Telesentry Hotline at 1-888-883-1499.

                          RELATIONSHIPS WITH SUPPLIERS

         It is the policy of IntegraMed do deal with suppliers with honesty and integrity. We shall maintain the highest level of integrity in our source, selection, and negotiation of contracts, and administration of such contracts. IntegraMed Representatives shall maintain the confidentiality of suppliers' confidential information, including pricing, unless specifically authorized to disclose such information by the suppliers.

         Reference:        PSP #3010 "Business Conduct"

  A.  ACCEPTANCE OF BUSINESS COURTESY

         IntegraMed Representatives may not accept any gifts of money from anyone doing business with IntegraMed or a FertilityPartner or whose services are subject to review by IntegraMed or a FertilityPartner. IntegraMed Representatives must report to the Compliance Hotline if any supplier offers a gift of money to the IntegraMed Representative. To avoid the appearance of impropriety, never accepts gifts of more than nominal value. Representatives may accept meals, drinks, or entertainment only if such courtesies are unsolicited and reasonable in amount. Any item of more than nominal value, or offers of trips, payments for educational seminars, etc. must be approved by the applicable IntegraMed Vice President.

         References:       PSP #3010 "Business Conduct"

                           PSP #3020 "Conflict of Interest"

  B.  PROVIDING BUSINESS COURTESIES TO VENDORS

         IntegraMed's success in the community is based in part on its reputation. IntegraMed does not want to tarnish that reputation by seeking to gain an improper economic advantage by offering commercial bribes, kickbacks and other similar payoffs and benefits to suppliers, affiliates and joint venture partners. To avoid the appearance of impropriety, IntegraMed Representatives shall not provide any supplier, affiliate or joint venture partner with gifts or promotional items of more than nominal value (i.e. hats, calendars).

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

         IntegraMed Representatives may pay for reasonable meal, refreshment and/or entertainment expenses for suppliers, affiliates and joint venture partners which are incurred in the normal course of business, if they are otherwise lawful. Expenditures of this type should be included on expense reports and approved under standard procedures. If, however, the individual is a government employee (i.e. from the Heath Care Financing Administration ("HCFA") or the Food and Drug Administration ("FDA")) permission must be obtained from the Corporate Compliance Officer prior to providing any meals, refreshments, or entertainment.

  C.  ANTITRUST

         Fair competition is a fundamental principle of our free enterprise system. The purpose of antitrust laws is to protect the competitive market system. All IntegraMed Representatives shall comply with state and federal laws concerning antitrust and unfair competition. IntegraMed will not engage in or support activities that improperly restrain trade or that constitute unfair business practices or predatory economic conduct.

         The competition laws are complex and many of the concepts are subject to varying interpretations. IntegraMed Representatives are expected to seek advice from the General Counsel when confronted with business decisions involving a risk of violating the antitrust laws. Examples of conduct prohibited by the laws include: (1) agreements to fix prices and related activities, intended to facilitate price fixing; (2) boycotts, certain exclusive dealing and price discrimination agreements; and (3) unfair trade practices including bribery, misappropriation of trade secrets, deception, intimidation and similar unfair practices. Improper agreements may involve not only express commitments, but also informal understandings. Those understandings sometimes are inferred merely from the actions of competitors, including conversations with competitors on the subjects identified above. Consequently no IntegraMed Representative should ever discuss with competitors the activities described above or other matters that might be construed as seeking to improperly restrict or limit competition.

         In addition, relationships with distributors and other customers, whether embodied within written agreements and understandings or otherwise, must reflect a commitment to proper trade practices and compliance with applicable laws.

         Reference:  PSP #  3050- Antitrust Policy

                                    MARKETING

         IntegraMed assists individual Reproductive Science Centers in the development of marketing material upon request of a Reproductive Science Center. IntegraMed Representatives are expected to use only truthful, informative, and non-deceptive information in such marketing materials.

  References:     Marketing and Sales Tool Kit

                   PSP #4000 "Marketing Index"

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

                   PSP #4003 "Corporate and Division Name Usage"

                   PSP #4100 "Placement of Commercial Advertisements"

                   PSP #4300 "Development of Printing Material"

                   PSP #4400 "Distribution of Generic Collateral Material"

                   PSP #4500 "Development of Collateral Material for Use in
                              Communicating with External Audiences"


       ADMINISTRATION AND APPLICATION OF THIS CORPORATE COMPLIANCE PROGRAM

  A.  CORPORATE COMPLIANCE OFFICER

         IntegraMed, through its Board of Directors, has designated the Senior Vice President & Chief Financial Officer as the individual within IntegraMed responsible for overall implementation and operation of the compliance program (the "Compliance Officer"). The term of such Compliance Officer's tenure shall be determined in the sole discretion of IntegraMed's Board of Directors. The Compliance Officer may designate responsibility for implementation of and operation of the compliance program to a Compliance Committee. Notwithstanding the foregoing, the Compliance Officer remains responsible for overall implementation and operation of the Compliance Program. The Compliance Officer in conjunction with the Compliance Committee shall be responsible to ensure that:

1. Standards and policies are reviewed and updated as necessary;

2. IntegraMed Representatives are receiving adequate education and training and that such education and training is documented;

3. Audit procedures are implemented in accordance with IntegraMed's audit policies;

4. IntegraMed Representatives' complaints and other concerns regarding compliance are promptly investigated; and

5. Adequate steps are taken to correct any identified problems and prevent the reoccurrence of such problems.

         IntegraMed expects each individual to whom the Corporate Compliance Program applies, to adhere to the principles set forth herein and to all other IntegraMed policies and procedures.

B.  EMPLOYEE REPORTING/DISCIPLINE

         Failure to abide by this Corporate Compliance Program and the policies referenced herein and attached hereto may lead to disciplinary action. Reported violations of this Corporate Compliance Program will be investigated pursuant to


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

the Enforcement and Prevention Policy and Procedure. Discipline for failure to abide by this Corporate Compliance Program and all other IntegraMed policies and procedures will range from a verbal correction to termination.

         All IntegraMed Representatives are required to report conduct which they reasonably believe constitutes a violation of this Corporate Compliance Program and the policies referenced herein. Reporting is on an anonymous basis, if the reporting person chooses to do so through the Telesentry Hotline at 1-888-883-1499 which is maintained and operated 24 hours per day, 7 days a week, 365 days a year and is toll free. Although, persons are encouraged to identify themselves, they need not do so, and anonymity is protected, where possible. If an individual elects to identify himself or herself, IntegraMed, at the request of such individual, will provide such individual anonymity, as is reasonable under the circumstances in the judgment of IntegraMed, consistent with its obligations to investigate alleged violations and concerns and to take necessary corrective action. It is important that as much information be given as possible to assist IntegraMed in conducting an investigation.

         IntegraMed is committed to maintaining an environment in which people feel free to report all suspected violations of any of the policies of this Corporate Compliance Program. IntegraMed shall not take, nor permit to be taken, any retaliatory action, including, but not limited to, discharge, demotion, suspension, threats, harassment, or discrimination against an IntegraMed Representative due to good faith reporting of conduct which such Representative reasonably believes constitutes a violation of IntegraMed's Corporate Compliance Program.

          In calling the toll-free hotline identified above, you will reach a specially trained and experienced intake person who will obtain a report from you and assign a unique file identification number to your report that will allow you to follow-up on an anonymous basis.


-------------------------------------------------------------------------------
                             THE TELESENTRY HOTLINE
-------------------------------------------------------------------------------

                               Available 24/7/365

                                  888-883-1499


         Nothing in this Corporate Compliance Program or the policies referenced herein or attached hereto shall be construed as providing any additional employment or contractual rights to employees or other persons. No contractual obligation or liability on the part of IntegraMed is intended; no promise of any kind is made. IntegraMed retains the right, in its sole discretion, to change any policy, procedure, term of employment or working condition at any time to the extent permitted by laws. While IntegraMed will attempt to disseminate and communicate changes concurrent with or prior to the implementation of such changes, IntegraMed reserves the right to modify, amend or alter this Corporate Compliance Program and all IntegraMed policies and procedures without notice to any person or IntegraMed Representatives.

                                 INVESTIGATIONS

         IntegraMed will promptly investigate all reported Corporate Compliance Program violations and expects Representatives shall cooperate with all government investigators, in the event the reported violation is one that results in a government investigation.. An IntegraMed Representative who is approached by any federal or state law enforcement agency seeking information about any aspect of the operations of IntegraMed or the job-related activities of any IntegraMed officers, employees or agents must notify the General Counsel who will have oversight for the releasing of any IntegraMed information or FertilityPartners' information to which IntegraMed has been entrusted. During a government inspection or investigation, IntegraMed Representatives must never conceal, destroy, or alter any documents, lie, or make misleading statements to a government representative.

                            COMPLIANCE OFFICER REPORT

         The Corporate Compliance officer shall report in writing to the Audit Committee of the Board of Directors on a regular basis on the status of compliance with IntegraMed's Corporate Compliance Program. This report shall include reports of alleged violations reported and investigated, except that all complaints regarding accounting, internal accounting controls and auditing matters shall be promptly provided to all members of the Audit Committee. An annual report shall also be provided to the Audit Committee of the results of any audit conducted of the Compliance Program, which shall be conducted at least once a year.


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